Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 6, 2013		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Q4 Net Income Increases On Lawsuit Settlement

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its fiscal year end and fourth quarter results for the year ended June 30, 2013. Sales for the fourth quarter were $9,905,573 compared to $10,887,685 for the same three month period one year ago, a 9.0% decrease. Net income increased to $4,607,433, compared to $931,891 for the fourth quarter last year. Diluted income per common share was $0.62 compared with $0.13 one year ago.

“The fourth quarter last year had strong sales driven by the addition of new customers,” Michael J. Koss, President and CEO, said here today. “This year's fourth quarter did not have similar load in shipments of full product lines at new customers. The Fit Series, designed for women with the help of Olympian Dara Torres, was launched in this quarter and we have had very good shipments beginning in late June and continuing into July. Net income was up primarily due to the settlement with our former auditors.”

Sales for the twelve months ended June 30, 2013 trended down by 5.5% to $35,764,579 compared with $37,865,767 for the same twelve month period a year ago. Twelve month net income increased to $5,427,715 compared to $2,940,415 for the same twelve months last year. Diluted income per common share was $0.74 compared with $0.40 one year ago. The fiscal years 2013 and 2012 included $7,587,047 and $1,470,818, respectively, of proceeds for insurance and other recoveries that exceeded the costs for legal fees related to previously reported unauthorized transactions. The amount for fiscal year 2013 includes the net recovery relating to the settlement with the Company's former auditors.

“We are excited about the new Fit Series and other products in the pipeline for release in the next year. Our sales initiatives have paid off with good sales to several new customers. However, these efforts could not offset the decline in sales to larger customers in Europe and the U.S. in fiscal 2013,” Koss said.

Koss went on to note that the Company had improved margins in the current year after adjusting for amortization of the software development costs for its STRIVA line of products.

"The twelve months of fiscal year 2013 included a full year of amortization for the STRIVA software development costs. The software amortization increased by approximately $1,415,000 of non-cash expense to cost of sales in fiscal 2013, decreasing margins by approximately 4% for the year," Koss said.

The positive impact of the settlement of the lawsuit with the Company's former auditors increased the Company's profits thereby increasing expenses in SG&A tied to profit-based compensation. The settlement of the lawsuit that resulted in gross proceeds of $8,500,000 added $6,380,000 to unauthorized transaction related recoveries net after accounting for the related legal fees.

Exhibit 99.1

The Company will pay a dividend of $0.06 cents per share on October 15, 2013, to shareholders of record on September 30, 2013.

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2013	2012	2013	2012
Net sales	$9,905,573	$10,887,685	$35,764,579	$37,865,767
Cost of goods sold	6,209,525	6,635,551	22,755,760	23,334,352
Gross profit	3,696,048	4,252,134	13,008,819	14,531,415
Operating expenses:
Selling, general and administrative expenses	3,819,317	3,288,050	12,953,475	12,115,472
Unauthorized transaction related recoveries, net	(6,543,977)	(333,782)	(7,587,047)	(1,470,818)
Total operating expenses	(2,724,660)	2,954,268	5,366,428	10,644,654
Income from operations	6,420,708	1,297,866	7,642,391	3,886,761
Other income (expense):
Interest income	—	—	11	29,322
Interest expense	95,809	(23,738)	56,079	124,423
Total other income (expense), net	95,809	(23,738)	56,090	153,745
Income before income tax provision	6,516,517	1,274,128	7,698,481	4,040,506
Income tax provision	1,909,084	342,237	2,270,766	1,100,091
Net income	$4,607,433	$931,891	$5,427,715	$2,940,415
Income per common share:
Basic	$0.62	$0.13	$0.74	$0.40
Diluted	$0.62	$0.13	$0.74	$0.40
Dividends declared per common share	$0.06	$0.06	$0.24	$0.24

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